EXHIBIT 99.1

CALIFORNIA PIZZA KITCHEN, INC.

HENRY GLUCK ELECTED TO CALIFORNIA PIZZA KITCHEN BOARD OF DIRECTORS

LOS ANGELES—(BUSINESS WIRE)—Sept. 11, 2003—Henry Gluck, former Chairman of the Board and Chief Executive Officer of Caesars’ World, has been elected to the California Pizza Kitchen, Inc. (Nasdaq:CPKI) Board of Directors. Los Angeles based California Pizza Kitchen is a leading casual dining chain specializing in premium pizzas, pastas and salads.

Mr. Gluck served as a Director of Caesars’ World since 1982, before becoming Chairman of the Board in 1983. While serving in this position, Mr. Gluck negotiated the sale of Caesars’ World to ITT and remained as Chairman and Chief Executive Officer, joining the Board of Directors of ITT.

Born in Europe, Mr. Gluck was raised in Philadelphia. He graduated from the University of Pennsylvania, Wharton School of Finance and Commerce, with a BS degree in Economics, Finance and International Trade.

Mr. Gluck has served on the Board of Directors of many publicly traded companies, including Cordura Corporation, Growth Realty, Daylin, Gibralter Savings and Loan Association, Monogram Industries, Metal Box America, ITT Corp. and Sheraton Hotel Corp.

“We are pleased to have such a prominent and well respected person serving on our Board,” said Rick Rosenfield, Co-CEO, Co-Founder and Co-Chairman of the Board of California Pizza Kitchen, Inc. “He brings tremendous business experience as well as specific hospitality experience to our Board,” Rosenfield added.

Gluck’s personal contributions to his community are many. He has served as a member of the national Council of the Salk Institute, as a Trustee of the City of Hope and as Chairman of the Board of Trustees of Westlake School. He also served as Chairman and currently as Trustee of the Business Institute of Gerontology of the Ethel Percy Andrus Gerontology Center at the University of Southern California. He is currently on the Board of Advisors of the UCLA Medical Center, a member of its Executive Board and Chairman of the Strategic Planning Committee.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The company’s full service restaurants feature hearth-baked pizzas, pastas, salads, soups and sandwiches. The chain operates, licenses or franchises 163 restaurants of which 132 are company owned, and 31 operate under franchise or license agreements. The California Pizza Kitchen web site is www.cpk.com.

CONTACT: California Pizza Kitchen, Inc.

Sarah Goldsmith, 310-342-4656

sgoldsmith@cpk.com